Exhibit 10.2

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of February 18, 2015, by and between LINDSAY CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower is currently party to the Revolving Credit Agreement by and between Borrower and Bank dated as of January 24, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Prior Credit Agreement”).

Borrower and Bank desire to amend and restate the Prior Credit Agreement on the terms and subject to the conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 8.11(b) of this Agreement.

“Affiliate” means, with respect to any Person: (a) a parent corporation or entity; (b) subsidiary corporation or entity; (c) an entity controlled by any controlling shareholder(s) or other equity holders of such entity; (d) any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by such Person; or (e) any officer, director, partner, manager, member, shareholder or owner of such entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower or any of Borrower’s Subsidiaries or Affiliates.

“Authorized Individual” means any one or more of the following individuals, or any other individual that Borrower may designate from time to time by providing written notice to Bank:

Richard W. Parod

James C Raabe

Mark A Roth

“Bankruptcy Code” shall have the meaning set forth in Section 7.1(e) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which commercial banks in Omaha, Nebraska are authorized or required by law to close.

“Capitalized Lease Obligations” means obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Funding Date” has the meaning set forth in Section 2.1(b)(1) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the commitment of Bank to make Loans pursuant to Section 2.1(a) of this Agreement (including the issuance of Letters of Credit under Section 2.1(b)).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (1) the sum of all amounts deducted from income in arriving at Consolidated Net Income during such period for (a) Consolidated Interest Expense, (b) federal, state and local income taxes, (c) depreciation, amortization and other non-cash stock compensation, determined on a consolidated basis in accordance with GAAP, and (d) all other non-cash expenses and charges other than recurring accruals in the ordinary course, minus (2) the sum of all cash payments that did not reduce Consolidated Net Income for such period made in respect of non-cash charges described in clause (1)(d) above made in a prior period. For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Borrower or any Subsidiary shall have acquired or disposed of any Person or acquired or disposed of any of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Consolidated Funded Indebtedness” means, at any date, for the Borrower and its Subsidiaries on a consolidated basis, all obligations for borrowed money (including subordinated debt) plus that portion of all Capitalized Lease Obligations reported on the balance sheet of the Borrower and its Subsidiaries as a liability as of the most recently completed fiscal quarter, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense (including the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income for such period of the Borrower and its Subsidiaries, after taxes, as determined on a consolidated basis in accordance with GAAP.

“Continue,” “Continuation,” and “Continued” refer to the continuation pursuant to Section 2.2(e) of a LIBOR Rate Loan as a LIBOR Rate Loan from one LIBOR Period to the next LIBOR Period.

“Convert,” “Conversion,” and “Converted” refer to a conversion pursuant to this Agreement of one Type of Loan into the other Type of Loan.

“Daily One Month LIBOR Rate” means for any day, the rate of interest equal to the LIBOR Rate then in effect for delivery for a one-month period.

“Daily One Month LIBOR Rate Loan” means any loan made pursuant to Section 2.1(a) hereof that bears interest determined by reference to the Daily One Month LIBOR Rate.

“Default Rate” means the lesser of the Maximum Rate or a fluctuating rate that is 2.0% per annum above the interest rate otherwise applicable to the Loans from time to time.

“Environmental Laws” means all federal, state, and local environmental, health, and safety laws, codes, and ordinances, and all rules and regulations promulgated thereunder, and all orders and Permits issued pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“Event of Default” has the meaning set forth in Section 7.1 of this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of Bank (or assignee of Bank), its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such recipient acquires such interest in the Loan or Commitment or (ii) such recipient changes its lending office, (c) Taxes attributable to such recipient’s failure to deliver to Borrower any applicable duly completed forms or certifications that would entitle such recipient to a reduction in or elimination of such Taxes (including IRS Forms W-9 and W-8), and (d) any U.S. federal withholding Taxes imposed under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Exchange Act” has the meaning set forth in Section 7.1(h) of this Agreement.

“Extended Letter of Credit” has the meaning set forth in Section 2.1(b)(1) of this Agreement.

“Extended Letter of Credit Obligations” has the meaning set forth in Section 2.1(b)(1) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Hedging Agreement” means any interest rate swap, cap, collar or other similar agreement enabling a Person to fix or limit its interest expense or any foreign exchange, currency hedging, commodity hedging, security hedging or other agreement enabling a Person to limit the market risk of holding currency, a security or a commodity in either the cash or futures markets.

“Indemnified Parties” have the meaning set forth in Section 8.12 of this Agreement.

“Indemnified Liabilities” have the meaning set forth in Section 8.12 of this Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of Consolidated EBITDA for the four-fiscal quarter period ending on the then most recently completed fiscal quarter, to Consolidated Interest Expense for such four-fiscal quarter period.

“Letter of Credit” has the meaning set forth in Section 2.1(b) of this Agreement.

“Letter of Credit Collateral Account” has the meaning set forth in Section 2.1(b)(1) of this Agreement.

“Letter of Credit Fee” means a per annum fee applicable to each Letter of Credit equal to the greater of: (1) the Letter of Credit Margin multiplied by the face amount of the particular Letter of Credit, or (2) Seven Hundred Fifty Dollars ($750.00).

“Letter of Credit Liabilities” means, at any time, without duplication, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Reimbursement Obligations.

“Letter of Credit Margin” means 1.00%.

“Letter of Credit Sublimit” means Ten Million Dollars ($10,000,000.00).

“Leverage Ratio” means the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA, determined on a rolling four-fiscal quarter basis.

“LIBOR Period” means a period commencing on a New York Business Day and continuing for 1, 2, 3, 6 or 12 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of the applicable Loan bears interest determined in relation to LIBOR Rate; provided however, that if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

“LIBOR Rate” means (i) for the purpose of calculating effective rates of interest for Loans hereunder, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for Loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

“LIBOR Rate Loan” means any loan made pursuant to Section 2.1(a) of this Agreement that bears interest determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 0.90% from the date hereof until the date of the Compliance Certificate required to be delivered under Section 5.3 hereof for the current fiscal quarter (the “Initial Adjustment Date”). On the Initial Adjustment Date and on each date of the Compliance Certificate delivered under Section 5.3 hereof thereafter, the LIBOR Rate Margin shall be adjusted quarterly based on the Leverage Ratio of Borrower, as of the then most recently completed fiscal quarter determined based upon the information contained in the Compliance Certificate and any and all schedules and attachments thereto delivered under Section 5.3 hereof with respect to such fiscal quarter, in accordance with the following grid:

Leverage Ratio*	LIBOR Rate Margin
≤ 0.99x	0.90%
1.00x ≤ 1.74x	1.20%
1.75x ≤ 1.99x	1.50%
2.00x ≤ 2.24x	1.75%
≥ 2.25x	2.00%

*	Calculated on a four-fiscal quarter rolling basis as provided in the definition of “Leverage Ratio”.

“Lindsay International Holdings BV Indebtedness” has the meaning set forth in Section 6.2 of this Agreement.

“Line of Credit” has the meaning set forth in Section 2.1(a) of this Agreement.

“Line of Credit Note” has the meaning set forth in Section 2.1(a) of this Agreement.

“Loan” means either a LIBOR Rate Loan or a Daily One Month LIBOR Rate Loan, as applicable, and “Loans” shall mean all of the foregoing.

“Loan Documents” means this Agreement, the Line of Credit Note, the Letters of Credit and any and all other promissory notes, contracts, instruments, certificates and agreements required hereby or entered into in connection herewith.

“Loan Obligations” means all obligations, indebtedness, and liabilities of Borrower to Bank arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Borrower to repay the Loans, the Letter of Credit Liabilities, and interest on the Loans and Reimbursement Obligations, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan Request” has the meaning set forth in Section 2.1(a)(3) of this Agreement.

“London Business Day” means any day that is a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Material Adverse Effect” means any set of circumstances or events that: (i) has any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) has a material adverse effect on the condition (financial or otherwise), business assets, operations, or property of Borrower, or Borrower and its Subsidiaries taken as a whole; or (iii) materially impairs the ability of Borrower to perform the Loan Obligations.

“Maximum Amount” means the aggregate principal amount of Fifty Million Dollars ($50,000,000.00).

“Maximum Rate” means the highest rate of interest permissible under applicable law.

“New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

“Outstanding Credit” means, at any time of determination, the sum of (i) the aggregate principal amount of Loans then outstanding, plus (ii) the Letter of Credit Liabilities.

“Permits” means federal, state, and local permits, licenses, certificates and approvals.

“Permitted Encumbrances” has the meaning set forth in Section 6.6 of this Agreement.

“Permitted Lindsay International Holdings BV Guaranty” has the meaning set forth in Section 6.4 of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” has the meaning set forth in Section 3.9 of this Agreement.

“Private Placement Indebtedness” has the meaning set forth in Section 6.2 of this Agreement.

“Quarterly Payment Date” means the first Business Day following the end of each calendar quarter, for such calendar quarter.

“Register” has the meaning set forth in Section 8.4 of this Agreement.

“Reimbursement Obligation” means the obligation of Borrower to reimburse Bank for the honor of any demand for payment or drawing under a Letter of Credit pursuant to the terms hereof.

“Rules” has the meaning set forth in Section 8.11(b) of this Agreement.

“Senior Notes” has the meaning set forth in Section 6.2 of this Agreement.

“Significant Subsidiary” means (i) a Subsidiary of Borrower with net assets of at least Five Million Dollars ($5,000,000.00) as of the end of the immediately preceding fiscal quarter of Borrower’s fiscal year; (ii) a Subsidiary of Borrower that has as its Subsidiary an entity meeting the description set forth in clause (i); and (iii) any Subsidiary that has consummated a material transaction since the end of the immediately preceding fiscal quarter of Borrower’s fiscal year that is reasonably likely to result in such Subsidiary being included in clause (i) or (ii) as of the end of the current fiscal quarter of Borrower’s fiscal year.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or ownership interests having ordinary voting power to elect a majority of the board of directors or other manages of such corporation, partnership, or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Substitute Letter of Credit” means a letter of credit issued by a financial institution other than Bank after: (i) Borrower has made a request of Bank for it to issue such letter of credit under the provisions of Section 2.1(b), and (ii) Bank has declined such request.

“Substitute Letter of Credit Liabilities” means the sum of the maximum aggregate amount available to be drawn, and the obligation of Borrower to reimburse the substitute bank issuer(s) for the honor of any demand for payment or drawing, under all Substitute Letters of Credit.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto upon any Person with respect to such Person’s income or any of such Person’s properties, franchises or assets.

“Termination Date” means February 18, 2018.

“Type” means either type of Loan (i.e., a LIBOR Rate Loan or a Daily One Month LIBOR Rate Loan).

“Unused Commitment Fee” means an amount equal to 0.25% per annum (computed on the basis of a 360-day year, actual days elapsed) of the difference between the Maximum Amount and the average daily balance of Outstanding Credit during the preceding calendar quarter, such fee to be calculated on a quarterly basis by Bank.

ARTICLE II

CREDIT TERMS

SECTION 2.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make Loans to Borrower from time to time up to and including the Termination Date in an aggregate amount not to exceed at any time the Maximum Amount (the “Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes of Borrower. Borrower’s obligation to repay Loans shall be evidenced by a promissory note dated as of the date hereof (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(1) LIBOR Rate Loans shall be made only in the minimum amount of $100,000.00 and integral multiples of $100,000.00 in excess thereof; Daily One Month LIBOR Rate Loans may be made in any amount.

(2) In the absence of manifest error, the books and records of Bank shall be conclusive and binding upon Borrower as to the amount of each Loan, the principal balance of the Loans outstanding at any time, the LIBOR Periods applicable thereto, and the amount of accrued interest thereon.

(3) Each Loan shall be made on notice from Borrower to Bank by an Authorized Individual delivered, in the case of a request for a LIBOR Rate Loan, before 11:00 a.m. (Omaha, Nebraska time) on a Business Day that is at least two (2) Business Days prior to the requested date of such Loan. A “Loan Request” shall include the following information:

(i) the amount of the Loan;

(ii) the requested date of the Loan;

(iii) whether the Loan is to be a LIBOR Rate Loan or a Daily One Month LIBOR Rate Loan; and

(iv) if the Loan is to be a LIBOR Rate Loan, the LIBOR Period for such Loan.

Any Loan Request received after 11:00 a.m. (Omaha, Nebraska time) on a Business Day shall be treated as though received on the next Business Day. Subject to the timely delivery of a Loan Request, and upon fulfillment of the applicable conditions set forth in Article IV, Bank will make such Loan available to Borrower in same day funds credited to Borrower’s account maintained with Bank and listed on Schedule 2.3. Bank may rely without further investigation on any Loan Request. Each Loan Request shall be irrevocable and binding on Borrower, and Borrower shall indemnify Bank against any loss or expense Bank may incur as a result of any failure (including any failure resulting from the failure to fulfill on or before the date specified for such Loan the applicable conditions set forth in Article IV) of Borrower to borrow any Loan after a Loan Request has been submitted, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Loan when such Loan, as a result of such failure, is not made on such date. The submission of a Loan Request (or request for issuance of a Letter of Credit, request for a Continuation, or request for a Conversion, as applicable) shall constitute a representation by Borrower that, as of the date of such request, no Event of Default (or event or circumstance that, with the passage of time or the giving of notice or both, would constitute an Event of Default) exists, and that all of the representations and warranties set forth in Article III hereof are true, accurate, and complete.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Borrower may utilize the Commitment in part by requesting that Bank issue, and Bank, subject to the terms and conditions of this Agreement, may, in its sole discretion, issue or cause an Affiliate to issue to Borrower from time to time during the term hereof commercial or standby letters of credit for the account of Borrower to be used for general corporate purposes (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed the Letter of Credit Sublimit. Subject to the foregoing limits, and subject to the terms and conditions hereof, Borrower may request Letters of Credit to replace Letters of Credit that have expired, been terminated, or that have been fully drawn upon and reimbursed. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall have an expiration date that occurs on or before the Termination Date (except for the Letter of Credit that may be issued pursuant to Section 2.1(b)(1) below), as designated by Borrower.

(1) Borrower may utilize the Commitment (and Letter of Credit Sublimit) in part by requesting that Bank issue, and Bank, subject to the terms and conditions of this Agreement, may, in its sole discretion issue a standby Letter of Credit with an expiry date of no later than December 31, 2025 (the “Extended Letter of Credit”); provided, however, that if the Extended Letter of Credit remains outstanding on a date (the “Cash Collateral Funding Date”) that is either (a) five (5) business days prior to the Termination Date (as the same may be extended from time to time), or (b) the date on which Borrower notifies Bank that this Agreement is to be terminated or the Line of Credit is no longer to be maintained with Bank, Borrower shall, on the Cash Collateral Funding Date, deposit cash collateral in a special collateral account to be established and maintained with Bank (the “Letter of Credit Collateral Account”) in an amount equal to 105.00% of the then applicable stated amount of the Extended Letter of Credit. If Borrower fails to establish the Letter of Credit Collateral Account and fund the Letter of Credit Collateral Account on the Cash Collateral Funding Date, Borrower authorizes Bank to establish and fund the Letter of Credit Collateral Account by making a Loan in the required amount under Section 2.1(a) and depositing such amount in the Letter of Credit Collateral Account. Borrower shall maintain the Letter of Credit Collateral Account in the name of Borrower but under the sole dominion and control of Bank, for the benefit of Bank and in which Borrower shall have no interest other than as set forth in this Section 2.1(b)(1). Borrower hereby pledges, assigns and grants to Bank, on behalf of and for the benefit of Bank, a security interest in all of Borrower’s right, title and interest in and to the Letter of Credit Collateral Account and all funds that may be on deposit in the Letter of Credit Collateral Account to secure the prompt and complete payment and performance of the obligations of the Borrower relating to the Extended Letter of Credit (including, without limitation, all obligations of Borrower to reimburse Bank for all Reimbursement Obligations and other obligations relating to such Letter of Credit under this Agreement or any related agreements, all of which shall survive the Termination Date (hereinafter the “Extended Letter of Credit Obligations”). Funds on deposit in the Letter of Credit Collateral Account shall be released to the Borrower within thirty days after the Borrower provides evidence to Bank that all of the Extended Letter of Credit Obligations have been satisfied and the Extended Letter of Credit is no longer outstanding.

(2) The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(3) After Bank’s receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, Borrower shall be irrevocably and unconditionally obligated to reimburse Bank for any amounts paid by Bank upon any demand for payment of drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind. Such reimbursement shall occur no later than 2:00 p.m. (Omaha, Nebraska time) on the date of payment under the applicable Letter of Credit. All payments on Reimbursement Obligations (including any interest thereon) shall be made to Bank in United States dollars and in immediately available funds, without set-off, deduction, or counterclaim. Subject to the other terms and conditions of this Agreement, such reimbursement may be made by Borrower requesting a Loan in accordance with Section 2.1(a)(3), the proceeds of which shall be credited against the Reimbursement Obligations. If any Reimbursement Obligation is not paid when due, Bank may (but shall not be obligated to) pay such Reimbursement Obligation by making an advance to Borrower, and Bank is hereby authorized to make an advance in the amount necessary for such purposes.

(c) Borrowing and Repayment. Within the limits of the Commitment, Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the Maximum Amount.

(d) Optional Repayments. Borrower may without penalty or premium, subject to Section 2.6 hereof, (i) at any time, repay any Daily One Month LIBOR Rate Loan and (ii) upon three (3) Business Days’ notice to Bank, prepay the outstanding amount of any LIBOR Rate Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid on, and only on, the last day of an LIBOR Period for such LIBOR Rate Loan. Each partial payment of any LIBOR Rate Loan shall be in a principal amount of at least $100,000 and increments of $5,000 in excess thereof.

SECTION 2.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each Loan under the Line of Credit shall bear interest as follows:

(1) for any Loan that has been designated a LIBOR Rate Loan, such Loan shall bear interest for the applicable LIBOR Period at a fixed rate equal to the LIBOR Rate in effect as of the first day of the applicable LIBOR Period plus the LIBOR Rate Margin; and

(2) for any Loan that has been designated (or is deemed to be) a Daily One Month LIBOR Rate Loan, such Loan shall bear interest at a fluctuating rate of interest equal to the Daily One Month LIBOR Rate in effect from time to time plus the LIBOR Rate Margin.

For any Loan for which Borrower fails to select the Type of Loan, the Loan shall be deemed to bear interest at the Daily One Month LIBOR Rate. If Borrower selects a LIBOR Rate Loan (including Continuation of any LIBOR Rate Loan or Conversion from a Daily One Month LIBOR Rate Loan to a LIBOR Rate Loan) but fails to select the LIBOR Period for such Loan, the LIBOR Period shall be deemed to be one month.

(b) Default. Upon and after the occurrence of any Event of Default, the Borrower shall pay interest on the unpaid principal balance of all Loans at the Default Rate (subject to the provisions of Section 2.2(c) below).

(c) Maximum Rate. It is the intention of Bank and Borrower that the Line of Credit Note, this Agreement, and any other Loan Documents and all provisions thereof conform in all respects to applicable law so that no payment of interest or other sum construed to be interest shall exceed the Maximum Rate. In determining the rate of interest paid or payable under this Agreement and the Line of Credit Note or any of the other Loan Documents, all funds paid or to be paid as interest or construed to be interest shall be prorated, allocated, or spread as permitted under applicable law. If, through any circumstances, the contract of Borrower and Bank would result in any amounts due or payable hereunder exceeding the Maximum Rate, or if Borrower pays any sum as interest or construed to be interest in excess of the Maximum Rate, then, ipso facto, (i) the amount contracted for shall be automatically reduced to the Maximum Rate, and (ii) the amount of excess interest paid shall be applied to the reduction of the principal balance of the Line of Credit Note, if any, and if the principal balance has been fully paid, the excess interest shall be refunded to Borrower, and Borrower agrees to accept such refund. Thereupon, to the extent permitted by law, Bank shall not be subject to any penalty provided for the contracting for, charging, or receiving of interest in excess of the Maximum Rate, regardless of when or the circumstances under which such refund or application was made.

(d) Computation and Payment. Interest and fees hereunder and under the Line of Credit Note shall be computed on the basis of a 360-day year, actual days elapsed. Borrower shall pay accrued and unpaid interest on all Loans as follows:

(1) for LIBOR Rate Loans, on the last day of each LIBOR Period for such Loan and on the Termination Date (provided that in the case of any Loan with a LIBOR Period in excess of three months, interest shall be due and payable at the end of each three-month period during such LIBOR Period, at the end of such LIBOR Period, and on the Termination Date);

(2) for Daily One Month LIBOR Rate Loans, on the last Business Day of each calendar month and on the Termination Date; and

(3) for any Loan that, under the terms of this Agreement, bears interest at the Default Rate, on demand or, if not sooner demanded, on the last Business Day of each calendar month.

(e) Continuation and Conversion. Borrower shall have the right from time to time to Convert all or part of any Loan into a Loan of a different Type or to Continue LIBOR Rate Loans; provided that: (1) a LIBOR Rate Loan may only be Converted on the last day of the LIBOR Period therefor; (2) except for Conversions into Daily One Month LIBOR Rate Loans, no Conversion to or Continuation of a LIBOR Rate Loan shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate; (3) each LIBOR Rate Loan, as Converted, shall be subject to the minimum amounts for LIBOR Rate Loans set forth in Section 2.1(a)(1); and (4) notices by Borrower to Bank of Conversions and Continuations of Loans shall be irrevocable and shall be effective only if received by Bank not later than 11:00 a.m. (Omaha, Nebraska time) on (i) the Business Day of the Conversion into Daily One Month LIBOR Rate Loans and (ii) the Business Day three (3) Business Days before the Conversion to or Continuation of a LIBOR Rate Loan.

(f) Unused Commitment Fee. Borrower shall pay to Bank the Unused Commitment Fee, which shall be due and payable by Borrower in arrears on the first Quarterly Payment Date after the date of this Agreement and thereafter on each subsequent Quarterly Payment Date and on the Termination Date.

(g) Letter of Credit Fees. Borrower shall pay to Bank the Letter of Credit Fee upon the issuance of each Letter of Credit (and, if applicable, on each anniversary thereof), upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 2.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit or under the Line of Credit Note not later than 11:00 p.m. (Omaha, Nebraska time) on the day when due by debiting Borrower’s deposit account maintained with Bank and listed on Schedule 2.3, or any other deposit account maintained by Borrower with Bank, for the full amount thereof, in United States dollars and in immediately available funds. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower in United States dollars to Bank at its address referred to in Section 8.2 in same day funds. Borrower hereby authorized Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of Borrower with Bank any amount so due.

SECTION 2.4. PAYMENT ON NONBUSINESS DAYS. Whenever any payment to be made hereunder or under the Line of Credit Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Unused Commitment Fee, as the case may be.

SECTION 2.5. INCREASED COSTS.

(a) If either (1) the introduction of or any change of general application (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (other than any change or interpretation that subjects Bank to Excluded Taxes) or (2) the compliance by Bank with any guideline or request of general application from any central bank or other governmental authority (whether or not having the force of law), shall result in any increase in the cost to Bank (other than Taxes) of making, funding, or maintaining any Loan, then Borrower shall, from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to indemnify Bank against such increased cost. A certificate as to the amount of such increased cost, with supporting documentation and resulting calculations, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b) If either (1) the introduction of or any change in or in the interpretation of any law or regulation or (2) the compliance by Bank with any guideline or request of general application from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank, and Bank in good faith determines that the amount of such capital is increased by or based upon the existence of the Commitment to extend credit hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank’s Commitment to extend credit hereunder. A certificate as to such amounts, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

SECTION 2.6. PAYMENT OF BREAK COSTS. If any portion of any LIBOR Rate Loan is paid on any day other than the last day of the applicable LIBOR Period, whether by optional prepayment by Borrower, as a result of acceleration upon default or otherwise, Borrower shall pay to Bank promptly upon demand a fee that is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(a) Determine the amount of interest that would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto;

(b) Subtract from the amount determined in (a) above the amount of interest that would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at the LIBOR Rate in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid; and

(c) If the result obtained in (b) above for any month is greater than zero, discount that difference by the LIBOR Rate used in (b) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses, or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses, or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses, or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2% above the Daily One Month LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

SECTION 2.7. CHANGES IN LAW REGARDING LIBOR RATE LOANS.

(a) If any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental, or other regulatory body charged with the interpretation, implementation, or administration thereof, should make it (or in the good-faith judgment of Bank should raise a substantial question as to whether it is) unlawful for Bank to make, maintain, or fund any loans bearing interest as LIBOR Rate Loans, then (1) the obligation of Bank to make LIBOR Rate Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (2) if Bank so requests, Borrower shall, on such date as may be required by the relevant applicable law, repay, prepay, or Convert to Daily One Month LIBOR Rate Loans all then-outstanding LIBOR Rate Loans made to Borrower by Bank together with accrued interest thereon and all amounts then due, if any, hereunder.

(b) Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (1) withholdings, interest equalization taxes, stamp taxes, or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to the LIBOR Rate Loans or the calculation of the LIBOR Rate, and (2) future, supplemental, emergency, or other changes in the assessment of rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to the LIBOR Rate to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR Rate option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 3.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware. Borrower and each Subsidiary is qualified, licensed to do business, and is in good standing as a foreign corporation, if applicable, to transact business in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a Material Adverse Effect. Each Significant Subsidiary is a corporation (or other entity, as applicable) duly incorporated or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization.

SECTION 3.2. AUTHORIZATION AND VALIDITY. Each of the Loan Documents to which Borrower or a Subsidiary is or will be a party have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof, assuming, in each case, due authorization, execution, and delivery by Bank, will constitute legal, valid and binding obligation of Borrower or such Subsidiary, enforceable in accordance with their respective terms. No authorization or approval or other action by, and no notice to or filing with, any other Person or governmental authority or regulatory body is required for the due execution, delivery, and performance by Borrower of any Loan Document to which it is a party.

SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound, where such violation, contravention, breach, or default could reasonably be expected to have a Material Adverse Effect, or result in or require the creation of any lien, security interest, or other charge or encumbrance (other than pursuant thereto) upon or with respect to any of the properties of Borrower or any Subsidiary where such lien, security interest, or other charge or encumbrance could reasonably be expected to have a Material Adverse Effect.

SECTION 3.4. LITIGATION. Except as disclosed on Schedule 3.4 attached hereto, there are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower and its Subsidiaries dated August 31, 2014, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP. Since the dates of such financial statements, there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except any Permitted Encumbrances or as otherwise permitted by Bank in writing.

SECTION 3.6. TAXES. Borrower and its Subsidiaries have filed all federal and state income tax returns and reports and other material tax returns required to be filed, and have paid all federal, state, and other material Taxes levied or imposed upon them or their properties, income, or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year not reflected in its most recent audited balance sheet that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any Loan Obligations to any other obligation of Borrower or any Subsidiary.

SECTION 3.8. PERMITS, FRANCHISES. Borrower and each Subsidiary possess, and will hereafter possess, all Permits, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to conduct its business substantially as now conducted in material compliance with applicable laws, except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and neither Borrower nor any Subsidiary is in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.9. ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation, or any other material lease, commitment, contract, instrument or obligation, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. ENVIRONMENTAL MATTERS. Except as described on Schedule 3.11, Borrower and each Subsidiary are in compliance in all material respects with all applicable Environmental Laws, which govern or affect any of the operations or properties of Borrower or any Subsidiary, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect. Except as described on Schedule 3.11, neither Borrower nor any Subsidiary has knowledge of nor has received any written notice that its operations are the subject of any federal or state investigation evaluating whether any remedial action involving an expenditure material to the Borrower or the Borrower and its Subsidiaries taken as a whole is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Except as described on Schedule 3.11, neither Borrower nor any Subsidiary has any contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. CORPORATE NAME; PREDECESSORS; PLACES OF BUSINESS; SUBSIDIARIES. As of the date of this Agreement, Borrower’s complete and correct corporate name (as registered in the appropriate filing office of the state of organization of Borrower), chief place of business, chief executive office, jurisdiction of organization, and Federal Tax I.D. Number are shown on Schedule 3.12. Within the four months prior to the date of this Agreement, Borrower has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 3.12 also sets forth all other places where Borrower keeps its books and records as of the date of this Agreement and all other locations where Borrower has a place of business as of the date of this Agreement (or has, within the five years prior to the date of this Agreement, maintained its principal place of business or chief executive offices). Borrower does not do business as of the date of this Agreement nor has Borrower done business during the five years prior to the date of this Agreement under any trade name or fictitious business name except as disclosed on Schedule 3.12. Schedule 3.12 sets forth an accurate list of all names of all predecessor companies and Significant Subsidiaries of Borrower as of the date of this Agreement including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean, with respect to Borrower, any Person whose assets or equity interests are acquired by Borrower or who was merged with or into Borrower within the four months prior to the date hereof.

SECTION 3.13. COMPLIANCE WITH LAWS. Borrower and each Subsidiary are in compliance in all material respects with the requirements of all laws and all Permits, orders, writs, injunctions and decrees applicable to it or to its properties (including, without limitation, ERISA and Environmental Laws), except in such instances in which (a) such requirement of law or Permit, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and is supported by adequate surety acceptable to Bank, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. MARGIN STOCK; INVESTMENT COMPANY. Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither Borrower nor any Subsidiary is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.15. ACCURACY AND COMPLETENESS OF INFORMATION. All factual information furnished to Bank by or on behalf of Borrower or any Subsidiary (including, without limitation,

all factual information contained in the Loan Documents and all financial information provided to Bank) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of Borrower or any Subsidiary to Bank, will be true and accurate in all material respects on the date as of which such information is dated, certified or delivered and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

SECTION 3.16. SOLVENCY. Borrower and its Subsidiaries taken as a whole: (a) owns assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

SECTION 3.17. TITLE TO PROPERTY. Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The effectiveness of Bank’s obligation to extend any credit contemplated by this Agreement is subject to the following conditions, each of which has been fulfilled as of the date hereof:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(1)	The fully executed original counterpart of this Agreement, the fully executed Line of Credit Note, and the fully executed (and acknowledged, where required by form) other Loan Documents.

(2)	Certified copies of the Certificate of Incorporation and Bylaws (or other organizational documents, if applicable) of Borrower, certified copies of resolutions of the Board of Directors of Borrower, approving each Loan Document to which it is a party (or for which its consent or approval is required) and of all documents evidencing other necessary action and governmental approvals, if any, with respect to such Loan Document.

(3)	A certificate of the Secretary of State of the state of organization of Borrower, dated not more than thirty days prior to the date of the initial Loan hereunder, reflecting the existence and good standing of Borrower.

(4)	A certificate of the Secretary of Borrower certifying the names and true signatures of the officers of Borrower authorized to sign each Loan Document and the other documents to be delivered by it hereunder.

(5)	UCC, tax and judgment lien search reports listing all financing statements and other encumbrances that name Borrower (under its present name and any previous name) and that are filed in the jurisdiction in which Borrower is organized (or in which it has maintained a principal place of business or chief executive office within the last five years), together with copies of such financing statements.

(6)	A favorable opinion of counsel for Borrower as to the existence of Borrower, the corporate authority of Borrower to enter into the Loan Documents to which it is a party and to perform its obligations thereunder the absence of litigation affecting such party, and such other matters as Bank may reasonably request.

(7)	Such other documents, certifications, and other matters as Bank may reasonably request (all legal matters incidental to the extension of Credit by Bank shall be satisfactory to Bank).

(c) Financial Condition. There shall have occurred no event or other matter that could reasonably be expected to result in a Material Adverse Effect, as determined by Bank.

(d) Insurance. Borrower shall have delivered to Bank evidence of all insurance coverage required by the terms of Section 5.5 of this Agreement and the other Loan Documents, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank.

(e) Costs and Expenses. Borrower shall have paid (or made arrangements for payment satisfactory to Bank) all costs and expenses incurred by or on behalf of Bank as described in Section 8.3 of this Agreement.

SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each Loan or issue each Letter of Credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date); and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Material Adverse Event. There shall have occurred no event or other matter that could reasonably be expected to result in a Material Adverse Effect.

(c) Outstanding Credit. The Outstanding Credit does not exceed the Maximum Amount.

(d) Letter of Credit Liabilities. The Letter of Credit Liabilities do not exceed the Letter of Credit Sublimit.

SECTION 4.3. CONDITIONS OF INITIAL LETTER OF CREDIT. Prior to the issuance of the first Letter of Credit hereunder, Bank shall have received any letter of credit documentation required by Bank completed and duly executed by Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank shall have any Commitment hereunder, or any Loan Obligations remain outstanding, Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the Outstanding Credit exceeds the Maximum Amount.

SECTION 5.2. ACCOUNTING RECORDS. Maintain and cause each Subsidiary to maintain adequate books and records in accordance with GAAP or, in the case of a foreign Subsidiary, generally accepted accounting principles applicable to it, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Significant Subsidiaries, all at the expense of Borrower, and to discuss the affairs, finances, and accounts of Borrower and its Significant Subsidiaries with any of Borrower’s (or Significant Subsidiary’s) officers, managers, or employees..

SECTION 5.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) as soon as available and in any event not later than 90 days after and as of the end of each fiscal year, financial statements of Borrower and its Subsidiaries on a consolidated basis, audited by KPMG or another certified public accountant reasonably acceptable to Bank, to include balance sheet, income statement, statement of cash flows, management report, auditor’s report and footnotes; provided, however, that this covenant shall be deemed satisfied upon electronic filing of the same included within Borrower’s Annual Report on Form 10-K with the Securities and Exchange Commission;

(b) as soon as available and in any event not later than 45 days after the end of the first three of Borrower’s fiscal quarters in each fiscal year, unaudited financial statements of Borrower and its Subsidiaries on a consolidated basis, prepared by Borrower, to include balance sheet, income statement, and statement of cash flows; provided, however, that this covenant shall be deemed to be satisfied upon the electronic filing of the same included within Borrower’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission;

(c) within ten days of the filing by Borrower of any Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission, a certificate of the President, or Chief Financial Officer, or Treasurer of Borrower substantially in the from attached as Schedule 5.3(c) hereto (a “Compliance Certificate”);

(d) promptly (but in no event more than five (5) Business Days after the filing or receiving thereof), copies of all reports and notices that Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefits Guaranty Corporation or the U.S. Department of Labor or which Borrower or any Subsidiary received from such agencies, but only to the extent that such reports or notices relate to matters that could reasonably be expected to have a Material Adverse Effect.

(e) not less than ten days prior to the effective date of the relevant transaction, notice of any proposed acquisition of a Person (whether by acquisition of stock or assets or otherwise) in an amount of $50,000,000.00 or more.

(f) from time to time, such other information as Bank may reasonably request.

SECTION 5.4. COMPLIANCE. Preserve and maintain (and cause its Subsidiaries to preserve and maintain) all Permits, rights, privileges and franchises necessary for the conduct of their business; and comply (and cause its Subsidiaries to comply) with the provisions of all documents pursuant to which Borrower (or such Subsidiary) is organized or which govern Borrower’s (or such Subsidiary’s) continued existence, as amended from time to time, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or any Subsidiary or their respective businesses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.5. INSURANCE. Except to the extent that the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect, maintain and keep in force (and cause its Subsidiaries to maintain and keep in force), for each business in which Borrower or its Subsidiaries are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers’ compensation, with all such insurance carried with companies reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 5.6. FACILITIES. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain (and cause its Subsidiaries to maintain) all properties useful or necessary to Borrower’s (or its Subsidiary’s) business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be preserved and maintained consistent with the standard of care typical in the industry of Borrower or its Subsidiaries, as applicable.

SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due (and cause its Subsidiaries to pay and discharge when due) any and all material indebtedness, obligations, assessments and Taxes, except (a) such as Borrower (or its Subsidiaries, as applicable) may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made adequate reserves to the extent required by GAAP.

SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or its Subsidiaries with a claim in excess of $10,000,000.00.

SECTION 5.9. FINANCIAL CONDITION. As determined on each date that a Compliance Certificate is delivered pursuant to Section 5.3 based upon the information contained in such Compliance Certificate and any and all schedules and attachments thereto, maintain Borrower’s financial condition with respect to the fiscal quarter ended as reflected in such Compliance Certificate and any and all schedules and attachments thereto as follows using GAAP (except to the extent modified by the definitions herein):

(a) Interest Coverage Ratio not less than 3.00 to 1.0 as of the end of such fiscal quarter of Borrower then ended.

(b) Leverage Ratio not greater than 2.50 to 1.0 as of the end of such fiscal quarter of Borrower then ended.

SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than five days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the form of organization of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, (d) any funding deficiency under a defined benefit retirement plan maintained by Borrower, if any; (e) the occurrence of any event described in Section 7.1(e) with respect to a Subsidiary that is not a Significant Subsidiary; or (f) any termination or cancellation of any insurance policy that Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause, in each case, affecting Borrower’s property in excess of an aggregate amount of $10,000,000.00.

SECTION 5.11 MAINTENANCE OF EXISTENCE. Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) preserve, renew and maintain in full force and effect (and cause such Subsidiary to preserve, renew and maintain in full force and effect) its legal existence and good standing (if applicable) under the laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, Permits, licenses and franchises necessary or desirable in the normal conduct of its business and the business of its Subsidiaries; and (c) preserve or renew all of its (and its Subsidiaries’’) registered patents, trademarks, trade names and service marks.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank shall have any Commitment hereunder, or any Loan Obligations remain outstanding, Borrower will not, without Bank’s prior written consent:

SECTION 6.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 2.1(a) hereof.

SECTION 6.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or other payment obligations of Borrower and its Subsidiaries on a consolidated basis resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the Loan Obligations, and (b) any other indebtedness incurred by Borrower or any of its Subsidiaries in favor of the Bank (c) those obligations set forth on Schedule 6.2(a) and any refinancings, renewals, or replacements thereof that: (1) do not increase the principal amount outstanding; (2) are on substantially similar terms as the obligations refinanced (provided that any refinancing obligation to any financial institution other than Bank shall not restrict the ability of Borrower to provide collateral to Bank unless otherwise approved by Bank), and (3) are unsecured, if the obligations refinanced are unsecured, or, to the extent the obligations refinanced are secured, the security for which does not extend to assets other than those securing the obligations refinanced, renewed, or replaced; (c) guaranties permitted by Section 6.4; (d) obligations under Hedging Agreements permitted by Section 6.7; (e) indebtedness in a principal amount up to $115,000,000 incurred in connection with certain senior notes (the “Senior Notes”) to be issued in a private placement transaction pursuant to a note purchase agreement substantially in the form provided to Bank on or prior to the date of this Agreement with such material modifications thereto as approved by Bank (the “Private Placement Indebtedness”), provided, that (1) such Private Placement Indebtedness shall be unsecured until such time as Bank shall receive any collateral security for the Loans, at which time the holders of the Senior Notes shall have the right to share in such collateral security on a pari passu basis with Bank pursuant to the terms of security documents to be agreed upon by Bank and the holders of the Senior Notes, and (2) at no time shall the Private Placement Indebtedness be increased, extended or amended or otherwise modified in any material respect without the Bank’s consent; (f) unsecured indebtedness in an amount up to $5,000,000 principal amount incurred by Borrower’s Subsidiary, Lindsay International Holdings, BV (the “Lindsay International Holdings BV Indebtedness”) as more particularly described on Schedule 6.2(f) hereof, provided, that at no time shall the Lindsay International Holdings BV Indebtedness be increased, extended, amended or otherwise modified in any material respect, or secured by any collateral security or other credit enhancement without Bank’s consent; (g) indebtedness or liabilities of a Subsidiary to Borrower or another Subsidiary, or indebtedness or liabilities of Borrower to a Subsidiary, (h) industrial revenue bonds, industrial development bonds or similar obligations of a Subsidiary in an aggregate principal amount outstanding not to exceed $6,000,000, (i) other indebtedness or liabilities of Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000.00; and (j) Substitute Letter of Credit Liabilities, if any, in an aggregate amount not to exceed $10,000,000.00.

SECTION 6.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (except mergers or consolidations whereby Borrower is the surviving corporation or mergers or consolidations of a Subsidiary of Borrower with or into any other Subsidiary of Borrower, in each case, so long as immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing); make any substantial change in the nature of the business as conducted by Borrower as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business (provided that without Bank’s prior consent, (a) a Subsidiary may, subject to the remaining terms, conditions, and covenants set forth herein, undertake a disposition of assets valued at $30,000,000.00 or less, and (b) a Subsidiary may undertake a disposition of assets to Borrower or another Subsidiary).

SECTION 6.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other Person, except (a) any of the foregoing in favor of Bank; (b) limited recourse guarantees entered into in the ordinary course of business in connection with customer financing transactions; (c) any of the foregoing in favor of Borrower or any of its Subsidiaries; (d) any of the foregoing relating to performance of bids, trade contracts and leases, statutory obligations, surety, appeal and performance bonds and other obligations of a similar nature, all to the extent undertaken in the ordinary course of business; (e) an unsecured guaranty by the Borrower of up to $5,000,000 in connection with the Lindsay International Holdings BV Indebtedness (the “Permitted Lindsay International Holdings BV Guaranty”); (f) an unsecured guaranty of the Private Placement Indebtedness by any Subsidiary to the extent such Subsidiary has also provided a guaranty of the Loans hereunder; and (g) other guaranties in favor of other persons or entities in amounts not to exceed an aggregate of $5,000,000.00 outstanding at any one time.

SECTION 6.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any Person, except (a) those described on Schedule 6.5; (b) trade credit extended in the ordinary course of business; (c) customer financing transactions in the ordinary course of business; (d) loans or advances for travel, expenses, relocation, entertainment, or otherwise in connection with Borrower’s employees; (e) certificates of deposit, bank accounts, and investments in cash equivalents; (f) investments in marketable securities, mutual funds, and other investments made in the ordinary course of business; (g) loans or advances to or investments in wholly owned Subsidiaries; (h) investments in persons or entities not otherwise prohibited hereunder, provided that any required notice has been provided pursuant to Section 5.3(e); and (i) any additional loans or advances in amounts not to exceed an aggregate of $15,000,000.00 outstanding at any one time.

SECTION 6.6. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except the following (“Permitted Encumbrances”): (a) those matters shown on Schedule 6.6 and any renewals or extensions thereof that do not extend to other property; (b) liens for taxes not delinquent or for taxes and other items being contested in good faith; (c) contractors’, carriers’, warehousemen’s, and similar liens, liens of landlords, and workers compensation, unemployment, and other similar deposits or pledges, deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety, appeal and performance bonds and other obligations of a similar nature, all to the extent undertaken in the ordinary course of business; (d) liens in respect of capital leases and purchase money obligations; (e) liens securing indebtedness not in excess of $750,000.00 at any time outstanding; (f) attachment, judgment, and other similar liens, provided that the execution or enforcement of such lien is being contested and for which either valid and sufficient insurance coverage exists, or for which adequate and sufficient cash reserves are maintained; (g) liens existing on any asset or an entity when it becomes a Subsidiary or when it is merged or consolidated with or into Borrower or any of its Subsidiaries, and, in each case, not created in contemplation of such event; (h) liens in favor of Bank; and (i) liens in favor of the holders of the Senior Notes, but only to the extent Bank shall receive any collateral security for the Loans as described in Section 6.2(e) hereof.

SECTION 6.7. HEDGING AGREEMENTS. Enter into any Hedging Agreements outside of the ordinary course of business or for speculative purposes, provided that the Hedging Agreements described on Schedule 6.7 are permitted hereunder.

SECTION 6.8. AFFILIATE TRANSACTIONS. Enter into any transaction with any Affiliate on terms materially different than would be available in the case of a bona fide arms’ length transaction with an unrelated party provided that the foregoing restriction shall not apply to transactions between or among Borrower and its wholly owned Subsidiaries or between or among Borrower’s wholly-owned Subsidiaries.

SECTION 6.9. CHANGE IN FISCAL YEAR. Change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is or are calculated, without reasonable advance notice to Bank and Bank’s concurrence as to the manner or reporting of any transitional periods in connection with such change.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1. It shall be an “Event of Default” under this Agreement if any of the following shall occur and be continuing:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, and such fault shall continue for a period of three days from its occurrence.

(b) Any representation or warranty made by Borrower under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made (or deemed made).

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 7.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty days from notice by Bank to Borrower of its occurrence.

(d) Any default (beyond any applicable cure period) in the payment or performance of any obligation or any defined event of default (however designated, including any termination event under any Hedging Agreement), under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt for borrowed money (1) pursuant to the Private Placement Indebtedness, (2) pursuant to the Lindsay International Holdings BV Indebtedness or the Permitted Lindsay International Holdings BV Guaranty, (3) owed to Bank or an Affiliate of Bank, or (4) otherwise in excess of $10,000,000.

(e) Borrower or any Significant Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Significant Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Significant Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Significant Subsidiary; or Borrower or any Significant Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Significant Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Significant Subsidiary, or the recording of any abstract of judgment against Borrower or any Significant Subsidiary in any county in which Borrower or any Significant Subsidiary has an interest in real property, in each case, in excess of $5,000,000.00 over the amount of any insurance proceeds reasonably expected to be received and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not satisfied, discharged or vacated within 30 days after the expiration of such stay; or the service of a notice of levy or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Significant Subsidiary, which remains unsatisfied without entry of a stay of execution within 60 days after the issuance of any writ of execution or similar legal process; or the entry of a judgment against

Borrower or any Significant Subsidiary in excess of $5,000,000.00 over the amount of any insurance proceeds expected to be received and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not satisfied, discharged or vacated within 30 days after the expiration of such stay.

(g) [Reserved].

(h) The dissolution or liquidation of Borrower; or Borrower, or its Board of Directors or stockholders of Borrower shall take action seeking to effect the dissolution or liquidation of Borrower.

(i) [Reservd].

(j) There is a report filed by any person on Schedule 13D (or any successor schedule) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that such person (for the purpose of this Section 7.1(h) only, “person” is as defined in Section 13(d)(3) of the Exchange Act) has become the beneficial owner (for the purposes of this Section 7.1(i) only, “beneficial owner” is as defined under Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of Borrower’s voting stock then outstanding; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially (1) any voting stock tendered pursuant to a tender or exchange offer made by or on behalf of such person or its Affiliates or associates until such tendered voting stock is accepted for purchase or exchange thereunder, or (2) any voting stock if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation, and is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option (and without notice in the case of an Event of Default defined in Section 7.1(e)) become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Lindsay Corporation
2222 N 111th St.
Omaha, Nebraska 68164
Attn: Mark A. Roth, Treasurer
Phone: 402-827-6226
Fax: 402-829-6836

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Nebraska Commercial Banking
MAC N8069-020
13625 California Street, Suite 200
Omaha, NE 68154-5233
Attn: Michael H. Wheeler
Phone: 402-498-5024
Fax: 866-359-9130

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

Notwithstanding the foregoing: (1) notices to Bank pursuant to the provisions of Section 2.1(a)(3) shall not be effective until actually received by Bank; and (2) Bank may accept oral borrowing notices pursuant to Section 2.1(a)(3) hereof, provided that Bank shall incur no liability to Borrower in acting on any such communication that Bank believes to have been given by a person authorized to give such notice on behalf of Borrower. Any confirmation sent by Bank to Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes as to Borrower. Electronic mail may be used only to distribute routine communications, such as financial statements and other information, and may not be used for any other purpose, and it shall be the responsibility of the sending party to confirm that any communications delivered by electronic mail are actually received.

SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank promptly upon demand the full amount of all out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but exclude costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, (b) Bank’s continued administration in ordinary course hereof and thereof, including the preparation of any amendments and waivers hereto and thereto, and; (c) the enforcement and protection of Bank’s rights or any collection efforts undertaken by Borrower in connection with this Agreement or any of the other Loan Documents; and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other Person.

SECTION 8.4. SUCCESSORS, ASSIGNMENT, PARTICIPATIONS. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent, and Bank may not assign or otherwise transfer any of its rights or obligations hereunder except in whole to a domestic Affiliate of Bank or to a bank or similar financial institution that shall be, in the absence of an Event of Default, reasonably acceptable to Borrower, or by way of a participation permitted under this Section 8.4, and any other attempted assignment or transfer shall be null and void. Bank reserves the right to grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, provided that Bank’s obligations under this Agreement shall remain unchanged and Borrower shall continue to deal solely with Bank, and provided further that any agreement for such a participation shall provide that Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement. In connection therewith, and subject to the terms of a confidentiality agreement reasonably satisfactory to Borrower and Bank, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower, or its business. Bank, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in [US ADDRESS] a copy of each assignment and participation and a register for the recordation of the (i) names and addresses of any lenders (including Bank), assignees or participants hereunder and (ii) the commitments and principal amounts (and stated interest) of any such Person’s interest in the Loans or other obligations under the Loan Documents (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Bank, assignees, and participants shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender, assignee, or participant, as applicable, for all purposes of this Agreement. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

SECTION 8.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10. GOVERNING LAW. This Agreement, the Line of Credit Note, and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to principles of conflicts of laws.

SECTION 8.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Nebraska selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party under applicable law to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Nebraska or a neutral retired judge of the state or federal judiciary of Nebraska, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Nebraska and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Nebraska Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation, including pursuant to its filings with the Securities and Exchange Commission. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, the arbitration provisions of this Section 8.11 shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 8.12. INDEMNIFICATION. Borrower hereby indemnifies and holds Bank and its officers, directors, employees and representatives (collectively, the “Indemnified Parties”) harmless from and against and shall reimburse the Indemnified Parties with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable out-of-pocket attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against Bank at any time and from time to time by reason of or arising out of (i) the breach of any representations or warranties of Borrower as set forth in this Agreement or any other Loan Document to which Borrower is a party, (ii) the failure of Borrower to perform any obligation in this Agreement or any other Loan Document; (iii) the execution, delivery, enforcement, performance or administration in ordinary course of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (iv) any Commitment, Loan, Letter of Credit or the use or proposed use of the proceeds therefrom or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Party is a party thereto (all the foregoing are individually and collectively referred to as the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Party, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of an Indemnified Party or the breach by an Indemnified Party of any of the Loan Documents. All amounts due under this Section 8.12 shall be payable on demand. The agreements in this Section 8.12 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations of Borrower hereunder. This Section 8.12 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 8.13. SURVIVAL. All covenants, agreements, representations and warranties made by Borrower in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Bank and shall survive the execution and delivery of the Loan Documents and the making of any Loans or the issuance of any Letters of Credit, regardless of any investigation made by Bank or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations, the expiration or termination of Bank’s commitment to make Loans hereunder, or the termination of this Agreement or any provision hereof.

SECTION 8.14. RIGHT OF SET-OFF. Bank is hereby authorized to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower or its Subsidiaries against any and all of the obligations of Borrower now or hereafter existing under any Loan Document not paid when due, irrespective of whether or not Bank shall have made any demand under such Loan Document and irrespective of whether or not such deposits, indebtedness or such obligations may be unmatured or contingent, and although the amount of such deposits may be in excess of the Outstanding Credit (provided that this sentence shall not be construed to permit Bank to offset amounts greater than the Loan Obligations). The rights of Bank under this Section 8.14 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Bank may have under this Agreement or under applicable law.

SECTION 8.15. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. All covenants and reporting requirements shall be complied with and reported for Borrower and its Subsidiaries on a consolidated basis.

SECTION 8.16. RELIANCE BY BANK. Bank shall be entitled to rely and act upon any notices (including telephonic, facsimile, or e-mail notices) believed by Bank to be given by or on behalf of Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Bank from all losses, costs, expenses and liabilities resulting from the reliance by Bank on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Bank may be recorded by Bank, and each of the parties hereto hereby consents to such recording.

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

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[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

LINDSAY CORPORATION,		WELLS FARGO BANK, NATIONAL ASSOCIATION,
a Delaware corporation		a national banking association

By:	/s/ Richard W. Parod	By:	/s/ Michael H. Wheeler
Name:	Richard W. Parod	Name:	Michael H. Wheeler
Title:	President and Chief Executive Officer	Title:	Vice President